EXHIBIT 10.4

DISTRIBUTORSHIP AGREEMENT

        This Agreement made and entered into effective as of the 9th day of December, 2007, by and between TECHNICAL INDUSTRIES, INC., a Louisiana corporation having its principal place of business in Lafayette Parish, Louisiana ("Distributor”) and SHENGLI OILFIELD HIGHLAND PETROLEUM EQUIPMENT (USA) and SHENGLI OILFIELD HIGHLAND PETROLEUM EQUIPMENT CO., LTD., (collectively referred to as "Owner').

        WHEREAS, Distributor is the owner and/or Operator of facilities in Texas and Louisiana which are suitable for the Storage, Inspection, maintenance and other services of pipe and equipment products used in connection with the exploration and production of oil. gas and other minerals; and

        WHEREAS, Distributor has agreed to receive, unload, store, maintain, market, inspect and Certify tubular products and equipment ("Tubular Products and Equipment") provided to it by Owner; and

        WHEREAS, Owner is the owner, manufacturer and/or importer of the Tubular and Equipment Products to be marketed to companies in the United States Of America, and other parts of the world including, without limitation, companies engaged In the exploration and/or production of oil. gas and other minerals; and

        WHEREAS, Owner desires to engage Distributor to serve as a distributor of its products pursuant to the terms and conditions Of this Agreement hereafter set forth.

The foregoing considered:

        1. Owner declares that It is owner of and agrees to deliver Products to facilities as designated by Distributor in Texas or Louisiana. Owner shall deliver not less than 2,000 (Two thousand) tons per month. Goods delivered to Distributor shall be new, and shall be delivered in dean and undamaged condition. Owner's Products that are not pre-Sold shall be stored at Distributor's facility.

2. Subject to the conditions hereafter set forth, Distributor agrees to receive and unload the Products into the designated facilities, and to store said product in accordance with customary Industry standards. The parties agree that at all times ownership of the Products shall remain with Owner, until said products are sold as provided hereafter,

3. While products are stored at Distributor's facilities, Distributor agrees to Service and maintain the Products in accordance with customary industry standards.

4. Distributor agrees to load, unload, store, maintain, inspect and certify Products for their intended use within the oil and gas industry, all in accordance with accepted industry standards. Inspection and certification shall be done prior to departure of Products from Distributor's facility upon the sale or removal of said products. The parties agree that lower grade products such as J, K, L, and N grades, may not need inspection.

5. Distributor agrees to market and sell, and Owner hereby authorizes Distributor to Market and sell the Products delivered to Distributor under the terms of this Agreement.

        6. Owner shall maintain title to the Tubular Product and equipment. Owner shall transfer the title to the Distributor at the time the products are sold by the Distributor. Distributor is hereby granted, and shall have the right to sell the Tubular Products and Equipment at or above the Discounted Market Value as hereafter defined. Upon the sale of any Tubular Products, Distributor shall be responsible to collect the sales price, and to remit an amount equal to the Discounted Market Value of the Tubular Products and Equipment which are sold within ninety (90) days after receipt of Tubular Product and Equipment at Distributor's facility. If Product is not sold within ninety (90) days, Distributor shall be extended ninety (90) more days to pay for the Tubular Products and or equipment.

7. For purposes of this Agreement, the Owner wishes to be at a pricing advantage by offering the products at a price that is competitive with what the Distributor's Client can obtain on the market and offer the Distributor 6% discount FOB the pipe distributor's facility in Houston,. Texas. Price shall be agreed-up on by both parties prior to shipping.

8. Distributor will take delivery only of those products inspected by the Distributor and deemed by the Distributor to be satisfactory according to API standards and or customer's pre-specified standards. Distributor shall provide the Owner with Pre-specified Standards before manufacturing the Tubular Products or equipment. Owner will refund the Distributor the cost related in handling and inspecting of the rejected pipes.

9. Storage charges are waived for a period of one year including loading and unloading front the date the Distributor receives the products to be distributed at the Distributors facility.After one year Owners Tubular Products and Equipment will be stored at the rate of $0,40 per ton with a maximum of 400 tons per rack and/or $165.00 per rack per month.

        10. Distributor shall have the first right to Market and/or Sell the Tubular Products and Equipment located at the Distributor facilities without restrictions and without regard to any and all territorial limitations. Distributor agrees to utilize it's best efforts to sell the Tubular Products and Equipment. Distributor will nobly Owner of his best efforts to and demonstrating Owner's Tubular Products and equipment in order to add new clients to the Distributor customer list.

        11. Distributor agrees to obtain and maintain general liability insurance relating to its Business activities in amounts that are reasonably and customary, and to have the Owner named as an additional insured under said policies.

12. Owner agrees to maintain product liability insurance with respect to its Products with limits and with an insurer reasonably acceptable to industry and to the Distributor, and to have Distributor named as an additional named insured under said policies.

13. Owner agrees to defend, indemnify and hold Distributor harmless from and against any and all claims arising out of the condition of the Tubular Products and Equipment as delivered to Distributer, including, without limitation, any and all product liability claims, as well as any and all pollution claims.

14. Distributor agrees to defend, indemnify and hold Owner harmless from and against any and all claims arising Out of the failure of Distributor to properly store and maintain the Products delivered to it.

15. Owner agrees to accept and maintain all risk and responsibilities of ownership related to the Tubular Products and equipment after delivery to Distributor. This shall Include any and all losses resulting from acts of God or Other causes which are riot the fault and wrongdoing of Distributor, and shall further include liabilities for property taxes of other Charges assessable against Owner or the Products based upon said ownership.

16. Owner recognizes that Distributor will make substantial investment in its facilities in order to provide services under this Agreement. Accordingly Owner agrees that it shall not terminate this Agreement for a period of three (3) years from the Effective Date, This Agreement may be terminated at any time after three (3) years. Termination may be accomplished by Owner by giving Distributor six (6) months written notice.

17. Distributor Shall have the right to terminate this Agreement upon six (6) months written notice to Owner.

        18. No amendment or modification of this Agreement, or any additional terms and conditions, shall be valid unless evidenced in writing and signed by duly authorized representatives of both Parties.

        19, The parties agree that each has had an opportunity to review this Agreement and to seek advice of counsel, that both parties have participated in the drafting of this Agreement, and that this Agreement shall not be construed against one party or the other as the draft of the Agreement.

20. Each of the persons executing this Agreement represents  and warrants that they have full right and authority to execute this instrument on behalf of the parties whom they purport to represent, and to legally such party to the fulfillment of all provisions hereof.

21. In the event any provision or any portion of any provision of this Agreement is Inconsistent with or contrary to applicable law, rule or regulation, said provision shall be deemed to be amended to partially or complete modify such provision to the extent necessary to make it comply with said law, rule or regulation, and this Agreement, so modified, shall remain in full force and affect.

22. In the event of any dispute between the parties, the Parties agree that if said dispute cannot be resolved by negotiations within fifteen (15) days of notice given by one party to the other of the intent to arbitrate said dispute, the Parties shall resort to arbitration in Lafayette, Louisiana. Arbitration shall be conducted in accordance with the rules of the American Arbitration Association. If the parties can agree Upon a single arbitrator, the arbitration shall be held before one arbitrator. If the parties cannot agree upon a single arbitrator, arbitration shall be held before three (3) arbitrators, one to be selected by Owner, one to be selected by Distributor, and a third to be selected by the two arbitrators which have been chosen by the respective parties. The parties agree that they shall endeavor to select arbitrators and complete arbitration Within forty-five (45) days after the first notice of intent to arbitrate. The decision of the arbitrator(s) shall be binding on both parties, and shall not be Subject to any appeal or review except for the limited reasons as set forth by applicable Louisiana law.

23. This Agreement shall be governed by the laws of the State of Louisiana. The parties agree that the proper venue for any dispute between them to be settled In a court of law shall be the 15th Judicial District Court in and for the Parish of Lafayette, Louisiana, and the parties agree to submit to the jurisdiction of said court.

        24. Any and all notices required or permitted to be given under this Agreement shall be considered to be properly given when received by the party to be notified; provided, however, the notices shall be deemed constructively received three (3) days after being deposited in the United States Mail, postage prepaid, to the following addresses:

2

Technical Industries, Inc. Attn: George M. Sfeir
 P. 0. Box 52571
 Lafayette, LA 70505

With Copy to:      Gerald C. deLaunay
Perrin, Landry, deLaunay, Dartez, & Ouellet
P. 0. Box 53597
Lafayette, LA 70505
Owner:

Shengli Oilfield Highland Petroleum Equipment Co., Ltd.
Attn: Yang Xianping
233 Donger Road, Dongying City
Shandong Province, P.R. China P.C. 257091

Shengli Oilfield Highland Petroleum Equipment (USA)
Attn: Zhaohui Peng
7520 Homwood 1101
Houston, TX 77036

With Copy to:

        THUS DONE AND SIGNED in Lafayette, Louisiana by the parties hereto after due reading of the whole.

WITNESSES:

TECHNICAL INDUSTRIES, INC.
/s/ Shawn P. Benuit 12/9/07
Printed Name Shawn P. Benuit	BY: /s/ George M. Sfeir C.E.O. Dec. 9th/2007
GEORGE M. SFEIR
/s/ Chongyuan Zhu 12/9/07
Printed Name Chongyuan Zhu

SHENGLI OILFIELD HIGHLAND PETROLEUM EQUIPMENT (USA)

Printed Name	BY: /s/ Zhaohui Peng 12/9/07
ZHAOHUI PENG

Printed Name

SHENGLI OILFIELD HIGHLAND PETROLEUM EQUIPMENT CO., LTD.

Printed Name	BY:
YANG XIANPING

Printed Name